UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-2309650
(State of incorporation or organization)	(IRS Employer
Identification No.)

1000 Alderman Drive, Alpharetta, Georgia	30005
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a	If this form relates to the registration of a
class of securities pursuant to Section 12(b)	class of securities pursuant to Section 12(g)
of the Exchange Act and is effective	of the Exchange Act and is effective
pursuant to General Instruction A.(c), please	pursuant to General Instruction A.(d), please
check the following box: ☑	check the following box: ☐
Securities Act registration statement file number to which this form relates:
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which
to be so Registered	Each Class is to be Registered

Rights to Purchase Common Stock,	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
Not Applicable

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed by ChoicePoint Inc. (the “Company”) with the Securities and Exchange Commission on November 5, 1997 relating to the rights agreement dated as of October 29, 1997 between the Company and SunTrust Bank, as Rights Agent (the “Rights Agent”), as subsequently amended by (1) Amendment No. 1 to the Rights Agreement, dated as of June 21, 1999, by and between the Company and the Rights Agent, (2) Amendment No. 2 to the Rights Agreement, dated as of February 14, 2000, by and between the Company and the Rights Agent and (3) Amendment No. 3 to the Rights Agreement, dated as of July 30, 2002, by and between the Company and the Rights Agent (as so amended, the “Rights Agreement”). Such Form 8-A is hereby incorporated by reference.
     On January 31, 2006, the Board of Directors of the Company approved an amendment to the Rights Agreement to accelerate the Final Expiration Date (as defined therein) of the Rights (as defined therein) from November 14, 2007 to January 31, 2006. The Company and SunTrust Bank have executed an amendment to the Rights Agreement, dated as of January 31, 2006 (the “Amendment”) to so accelerate the Final Expiration Date.
     The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as exhibit 4.4 hereto and is incorporated herein by reference.
Item 2. Exhibits.
4.1	Rights Agreement dated as of October 29, 1997 by and between the Company and SunTrust Bank as Rights Agent (incorporated by reference to Exhibit 4.02 of the Company’s Form 8-A filed with the Securities and Exchange Commission on November 5, 1997).

4.2	Amendment No. 1 to the Rights Agreement dated as of June 21, 1999 by and between the Company and SunTrust Bank (incorporated by reference to Exhibit 4.02 of the Company’s Form 8-A/A filed with the Securities and Exchange Commission on August 17, 1999).

4.2	Amendment No. 2 to the Rights Agreement, dated as of February 14, 2000, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 in the Company’s Form 8-K, filed with the Securities and Exchange Commission on February 15, 2000).

4.3	Amendment No. 3 to the Rights Agreement, dated as of July 30, 2002, by and between the Company and the Rights Agent, (incorporated by reference to Exhibit 4.4 in the Company’s Form 8-A/A filed with the Securities and Exchange Commission on July 30, 2002).

4.4	Amendment No. 4 to the Rights Agreement, dated as of January 31, 2006, by and between the Company and the Rights Agent (incorporated by reference to Exhibit 4.1 in the Company’s Form 8-K filed with the Securities and Exchange Commission on January 31, 2006).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

DATE: February 1, 2006	CHOICEPOINT INC.

	BY:	/s/ David E. Trine

David E. Trine
Chief Financial Officer
(Principal Financial Officer)